                                                                    Exhibit 12.1

                 Adams Outdoor Advertising Limited Partnership
        Statement Re: Computation of Earnings to Combined Fixed Charges
                     (in thousands, except for ratio data)



                                                                                 Year Ended December 31,
                                                              ------------------------------------------------------
                                                                                                           Pro Forma
                                                                1994     1995     1996     1997     1998     1998
                                                              -------- -------- -------- -------- -------- ---------
Fixed Charges Computation:
--------------------------
Interest expense (including deferred finance fees)               9,385   10,796   12,248   14,586   14,408    18,919
Interest Element of Rentals (a)                                  1,447    1,622    1,813    2,321    2,195     2,195
Preferred Stock Dividends
                                                              -------- -------- -------- -------- -------- ---------
                        Total Fixed Charges                     10,832   12,418   14,061   16,907   16,603    21,114


Earnings Computation
--------------------
Consolidated Net Income                                           (610)   1,562    1,535      791    1,184    (3,327)

Add:
      Extraordinary Charge                                                                             330       330
      Consolidated Fixed Charges (less Capitalized Interest)    10,155   11,673   14,061   16,907   16,603    21,114
                                                              -------- -------- -------- -------- -------- ---------
                        Total Earnings as Adjusted               9,545   13,235   15,596   17,698   18,117    18,117


Ratio of Earnings To Combined Fixed Charges                          -     1.07     1.11     1.05     1.09         -
                                                              ======== ======== ======== ======== ======== =========


Amount by Which Earnings are Insuficient to Cover
 Combined Fixed Charges                                         (1,287)                                       (2,997)
                                                              ========                                     =========




                                                                                            Twelve Months Ended
                                                              Three Months Ended March 31,       March 31,
                                                              --------------------------- ----------------------
                                                                                Pro Forma         Pro Forma
                                                                1998     1999     1999              1999
                                                              -------- -------- --------- ----------------------
Fixed Charges Computation:
--------------------------
Interest expense (including deferred finance fees)               3,652    3,445     4,573                 18,711
Interest Element of Rentals (a)                                    551      604       604                  2,248
Preferred Stock Dividends
                                                              -------- -------- --------- ----------------------
                        Total Fixed Charges                      4,203    4,049     5,177                 20,959


Earnings Computation
--------------------
Consolidated Net Income                                           (99)      815      (313)                (2,412)

Add:
      Extraordinary Charge                                                                                   330
      Consolidated Fixed Charges (less Capitalized Interest)     4,203    4,049     5,177                 20,959
                                                              -------- -------- --------- ----------------------
                        Total Earnings as Adjusted               4,104    4,864     4,864                 18,877


Ratio of Earnings To Combined Fixed Charges                          -     1.20         -                      -
                                                              ======== ======== ========= ======================

Amount by Which Earnings are Insuficient to Cover
 Combined Fixed Charges                                            (99)              (313)                (2,082)
                                                              ========          ========= ======================

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(a) The interest factor was calculated to be one-third of rental expense and is considered to be a representative interest factor